EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

		Percent
	Business and	Owned by	State of
Subsidiary	Location	Registrant	Incorporation

Atlas Lighting Products, Inc.	LED lighting	100%	North Carolina
	Burlington, NC

Grady McCauley Inc.	Digital image and screen printed graphics;	100%	Ohio
	interior graphics and signs
	North Canton, OH

LSI Adapt Inc.	Project management and installation services	100%	Ohio
	North Canton, OH

LSI ADL Technology Inc.	Electronic circuit boards	100%	Ohio
	Columbus, OH

LSLSI Controls Inc.	Lighting control systems	100%	Oregon
	Cincinnati, OH

LSI Integrated Graphics LLC	Screen and digital printed materials;	100%	Ohio
	and illuminated and non-illuminated architectural graphics
	Houston, TX

LSI Kentucky LLC	Metal fabrication	100%	Ohio
	Independence, KY

LSI Lightron Inc.	LED lighting	100%	Ohio
	New Windsor, NY

LSI MidWest Lighting Inc. (a)	Fluorescent lighting	100%	Kansas
	Kansas City, KS (a)

LSI Retail Graphics LLC (b)	Interior graphics and signs	100%	Ohio
	Woonsocket, RI (b)

LSI International Holdings, Inc.	A holding company for LSI’s expansion into countries outside the United States (majority shareholder)	100%	Ohio

LSI International, LLC	A holding company for LSI’s expansion into countries outside the United States (minority shareholder)	100%	Ohio

LSI Graficas e Illuminacion S de RL de C.V.	Outsourced back-office support located in Mexico City, Mexico	100%	Mexico

(a)	This facility was closed and sold in fiscal 2017, and this subsidiary is currently inactive.
(b)	This facility was closed and sold in fiscal 2018, and this subsidiary is currently inactive.